                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X] Filed by a Party other than the Registrant [_]

Check the appropriate box:

            [_] Preliminary Proxy      [_] Confidential, for
                Statement                  Use of the
           [X] Definitive Proxy           Commission Only (as
               Statement               permitted by
           [_] Definitive
               Additional Materials       Rule 14a-6(e)(2))
           [_] Soliciting Material
               Under Rule 14a-12

                                 ENTRUST, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X] No Fee Required.

   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

   [_] Fee paid previously with preliminary materials.

   [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

                                 ENTRUST, INC.

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 2002

   NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Entrust, Inc., a Maryland corporation (the "Company"), will be held on Friday, May 3, 2002 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 (the "Meeting") for the purpose of considering and voting upon the following matters:

    1. To elect three Class I Directors for the ensuing three years;

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the current year; and

    3. To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

   The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

   Holders of record of the Company's Common Stock at the close of business on March 22, 2002 are entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company's stockholders is open for examination to any stockholder at the principal executive offices of the Company, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001 and will be available at the Meeting.

   A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

                                          By Order of the Board of Directors,

                                          James D. Kendry, Secretary

March 29, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                 ENTRUST, INC.
                          One Hanover Park, Suite 800
                             16633 Dallas Parkway
                             Addison, Texas 75001

                                PROXY STATEMENT

       For the Annual Meeting of Stockholders To Be Held on May 3, 2002

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Entrust, Inc., a Maryland corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on Friday, May 3, 2002 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 and at any adjournments thereof (the "Meeting").

   All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

   The Board of Directors has fixed March 22, 2002 as the record date (the "Record Date") for determining holders of the Company's Common Stock, $.01 par value per share (the "Common Stock"), who are entitled to vote at the Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote an aggregate of 65,069,436 shares of Common Stock. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

   The Notice of Meeting, this Proxy Statement, the enclosed Proxy Card and the Company's Annual Report on Form 10-K for the year ended December 31, 2001 are first being sent or given to stockholders on or about April 3, 2002. The Company will, upon written request of any stockholder and the payment of an appropriate processing fee, furnish copies of the exhibits to its Annual Report on Form 10-K. Please address all such requests to the Company, Attention of David Rockvam, Director, Investor Relations, Entrust, Inc., One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information, as of January 31, 2002, with respect to the beneficial ownership of shares of Common Stock by:

    . each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock;

    .  the directors and nominees for director of the Company;

    .  the Named Executive Officers; and

    . all executive officers, directors and nominees for director of the Company as a group.

For purposes of this disclosure, the Named Executive Officers consist of:

    . the four individuals who served as the Company's Chief Executive Officer or Co-Chief Executive Officer at any time during 2001 (collectively, the "CEO");

    . the two most highly compensated individuals (other than the CEO) who were serving as executive officers on December 31, 2001; and

    . two additional individuals who would have been included among the Company's most highly compensated executive officers but for the fact that such individuals were not serving as executive officers of the Company on December 31, 2001.

                                                           Amount and Nature of
                                                          Beneficial Ownership(1)
                                                         ------------------------
                                                         Number of      Percent of
        Name and Address of Beneficial Owner              Shares         Class(%)
        ------------------------------------             ----------     ----------
5% Stockholders
Nortel Networks Limited................................. 13,249,159(2)     20.4%
 8200 Dixie Road, Suite 100
 Brampton, Ontario L6T5P6
 Canada

Merrill Lynch & Co., Inc................................  3,870,519(3)      6.0
 World Financial Center, North Tower
 250 Vesey Street
 New York, NY 10381

Directors and Nominees
Wesley K. Clark.........................................         --          --
F. William Conner.......................................  1,260,833(4)      1.9
Butler C. Derrick, Jr...................................     25,831(5)        *
Jawaid Ekram............................................     27,499(6)        *
Terrell B. Jones........................................     35,638(7)        *
Michael P. Ressner......................................     26,499(8)        *
Douglas Schloss.........................................    324,000(9)        *
Christopher M. Stone....................................     26,499(8)        *
Liener Temerlin.........................................         --          --
J. Alberto Yepez........................................  1,742,052(10)     2.7

Other Named Executive Officers
Paul A. Doscher.........................................        400(11)       *
William G. McGee........................................    177,923(12)       *
Edward J. Pillman.......................................    120,000(13)       *
John A. Ryan............................................    286,278           *
Richard D. Spurr........................................    289,889(14)       *
David L. Thompson.......................................    280,665(15)       *
Executive officers, directors and nominees for director,
  as a group (13 persons)(16)...........................  4,047,439(16)     6.0

--------
  *  Less than 1%.
 (1) The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 2002 through the exercise of any stock option or other right ("Presently Exercisable Options"). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
 (2) These shares are held of record by Nortel Networks Inc. ("NNI"), a wholly owned subsidiary of Nortel Networks Limited ("NNL"). NNL has sole voting and investment power with respect to the shares of Common Stock held by NNI. NNL, NNI and their affiliates are referred to herein collectively as "Nortel Networks."

 (3) Merrill Lynch & Co., Inc. ("ML&Co.") is a parent holding company. Merrill Lynch Investment Managers ("MLIM") is an operating division of ML&Co.'s indirectly owned asset management subsidiaries. Certain of the investment advisers that constitute MLIM exercise shared voting and investment power with respect to the 3,870,519 shares of Common Stock. This information is derived solely from a Schedule 13G filed by ML&Co., on behalf of MLIM, with the Securities and Exchange Commission on February 5, 2002.
 (4) Includes 1,153,833 shares which may be acquired pursuant to Presently Exercisable Options.
 (5) Consists of 25,831 shares which may be acquired pursuant to Presently Exercisable Options.
 (6) Includes 26,499 shares which may be acquired pursuant to Presently Exercisable Options. Mr. Ekram is retiring as a Class I director of the Company immediately prior to the Meeting.
 (7) Includes 35,388 shares which may be acquired pursuant to Presently Exercisable Options.
 (8) Consists of 26,499 shares which may be acquired pursuant to Presently Exercisable Options.
 (9) These shares are held of record by Marcus Schloss & Co., Inc., a registered broker-dealer, of which Mr. Schloss is the Chief Executive Officer. Mr. Schloss shares voting and investment power with respect to these shares with certain other shareholders of Marcus Schloss & Co. Mr. Schloss disclaims beneficial ownership of the foregoing shares except to the extent of his pecuniary interest therein.
(10) Includes 500,000 shares that Mr. Yepez has pledged to an unaffiliated third party pursuant to the terms of a prepaid variable share forward contract (the "Contract"). Under the Contract, Mr. Yepez will be required to dispose of not fewer than 217,817 shares and not more than 500,000 shares in September 2003 depending on satisfaction of the conditions specified in the Contract. Also includes 237,486 shares which may be acquired pursuant to Presently Exercisable Options.
(11) Mr. Doscher left the Company in August 2001.
(12) Includes 171,153 shares which may be acquired pursuant to Presently Exercisable Options.
(13) Consists of 120,000 shares which may be acquired pursuant to Presently Exercisable Options.
(14) Includes 246,639 shares which may be acquired pursuant to Presently Exercisable Options. Mr. Spurr ceased to be an executive officer of the Company in October 2001.
(15) Includes 276,665 shares which may be acquired pursuant to Presently Exercisable Options.
(16) Includes 2,099,853 shares which may be acquired pursuant to Presently Exercisable Options.

Votes Required

   The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

   The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Meeting and voting on the matter is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the current year.

   Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Directors and Nominees for Director

   The Company has a classified Board of Directors currently consisting of four Class I directors, three Class II directors and three Class III directors. The Class I, Class II and Class III directors will serve until the annual meeting of stockholders to be held in 2002, 2003 and 2004, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

   The persons named in the enclosed proxy will vote to elect, as Class I directors, Wesley K. Clark, Butler C. Derrick, Jr. and Liener Temerlin, unless the proxy is marked otherwise. Jawaid Ekram, who is currently a Class I director, is not standing for re-election and will resign as a director of the Company immediately prior to the Meeting. Upon Mr. Ekram's resignation, the number of Class I directorships will be reduced from four to three.

   Each Class I director will be elected to hold office until the 2005 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

   For each member of the Board of Directors whose term of office as a director continues after the Meeting, including those who are nominees for election as Class I directors, there follows information given by each concerning his principal occupation and business experience for at least the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Company. There are no family relationships among any of the directors, nominees for director and executive officers of the Company.

  Nominees for Terms Expiring in 2005 (Class I Directors)

   General Wesley K. Clark, age 57, has served on the Board of Directors of the Company since January 2002. He has served as Managing Director, Merchant Banking of Stephens Group, Inc., a high technology venture capital firm, since March 2001. From July 2000 to March 2001, General Clark was a consultant to Stephens Group, providing advice on investments. Prior to joining Stephens Group, he served as a consultant to Goldman, Sachs & Co., an investment bank, serving on the Shareholders Board of Messer-Griesheim, Co., Germany. From July 1997 to June 2000, he served as the Supreme Allied Commander, Europe and Commander in Chief of the United States European Command. From June 1996 to July 1997, General Clark was Commander in Chief of the United States Southern Command, Panama. General Clark currently serves on the Board of Directors of Acxiom Corp., a provider of customer data integration software and database management services.

   Butler C. Derrick, Jr., age 65, has been a director of the Company since May 1999. Since August 1998, Mr. Derrick has been a Partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, Washington, D.C. From January 1995 to July 1998, Mr. Derrick was a Partner at the law firm of Williams & Jensen, Washington, D.C. Mr. Derrick served in Congress as a United States Representative from South Carolina from January 1975 to January 1995. While in Congress, Mr. Derrick held numerous posts, including Deputy Majority Whip and Vice Chairman of the House Rules Committee.

   Liener Temerlin, age 74, has served on the Board of Directors of the Company since January 2002. Since October 2001, he has served as Chairman Emeritus of, and a consultant to, Temerlin McLain, an advertising agency and wholly owned subsidiary of the Interpublic Group, an international advertising, marketing and communications company. From May 1992 to October 2001, Mr. Temerlin was Chairman of the Board of Temerlin McLain.

  Directors Whose Terms Expire in 2004 (Class III Directors)

   Terrell B. Jones, age 52, has served on the Board of Directors of the Company since November 1998. He has served as President and Chief Executive Officer of Travelocity.com, a provider of online travel reservation capabilities, since it became a public company in March 2000. He previously served as President of its predecessor company, SABRE Interactive, and as Executive Vice President and Chief Information Officer of SABRE Holdings Corporation, an information technology company, since July 1996. He was President of SABRE Computer Services (a unit of SABRE Holdings) from 1993 to 1996.

   Michael P. Ressner, age 53, has been a director of the Company since May 1999. He has served as Vice President, Nortel Networks, a global Internet and communications company, since January 2001. Prior to that time, Mr. Ressner served as Vice President of Finance of Nortel Networks Enterprise Solutions group from February 1999 to January 2001. From May 1994 to January 1999, Mr. Ressner served as Vice President of Finance for the Carrier Solutions business unit of Nortel Networks. Prior to these assignments, Mr. Ressner held a number of senior finance management posts within various business units of Nortel Networks.

   Christopher M. Stone, age 44, has served on the Board of Directors of the Company since May 1999. He has been Vice Chairman, Office of the Chief Executive Officer, for Novell, Inc., a network software provider, since February 2002. From December 1999 to February 2002, Mr. Stone served as Chief Executive Officer of Tilion, Inc., a company founded by Mr. Stone which builds an XML-based platform for supply chain visibility. From 1989 to October 1999, he served as Senior Vice President, Strategy and Corporate Development for Novell. Prior to joining Novell in 1989, Mr. Stone founded Object Management Group, Inc., creator of the CORBA software standard, and served as its Chairman, President and Chief Executive Officer until 1997. Mr. Stone currently serves on the Boards of Directors of Radview Software and Courion Corporation.

  Directors Whose Terms Expire in 2003 (Class II Directors)

   F. William Conner, age 43, has served as the Company's President and Chief Executive Officer since April 2001 and as Chairman of the Board since January 2002. He has been on the Board of Directors of the Company since July 1997 and was Chairman of the Board from October 1998 to May 2000. From November 1999 to April 2001, Mr. Conner served as President, Enterprise Networks and eBusiness Solutions of Nortel Networks, where he led the turnaround of the Enterprise business while redefining and delivering e-business applications. From September 1998 to October 1999, he served as the first Chief Marketing Officer of Nortel Networks, leading the effort to reposition the company as a global leader in building the high-performance Internet. From 1992 to September 1998, Mr. Conner held a number of key executive leadership positions at Nortel Networks, including President of its first data business, Executive Vice President of Nortel Networks' Enterprise Networks Business and a variety of other key leadership positions in sales and marketing. Mr. Conner currently serves on the Board of Directors of Travelocity.com.

   Douglas Schloss, age 43, has served on the Board of Directors of the Company since July 2001. Since January 1994, he has been the President and Chief Executive Officer of Rexford Management, Inc., a firm that manages an investment partnership specializing in transaction arbitrage. He has also served as Chief Executive Officer and Chairman of Marcus Schloss & Co., Inc., a registered broker-dealer and formerly a New York Stock Exchange specialist firm, since March 1993. Prior to these positions, Mr. Schloss managed the equity trading desk and arbitrage investment portfolio of Marcus Schloss & Co.

   J. Alberto Yepez, age 42, has been a director of the Company since June 2000 when the Company acquired enCommerce, Inc., a provider of management solutions for e-business portals, which Mr. Yepez co-founded in January 1995. Since June 2001, Mr. Yepez has served as a consultant at Strategic Matters, a sole proprietorship owned by Mr. Yepez that provides consulting services to high technology companies and venture capital firms on strategic matters, including investments. From February 2001 to April 2001, he served as the Company's interim

Co-President and Co-Chief Executive Officer, and from June 2000 to June 2001 as President, Entrust Ventures Group. Mr. Yepez served as President, Chief Executive Officer and Chairman of the Board of enCommerce from January 1995 to June 2000.

   For information relating to shares of Common Stock owned by each of the directors, see "Security Ownership of Certain Beneficial Owners and Management."

Board and Committee Meetings

   The Board of Directors of the Company met 13 times (including by telephone conference) during 2001. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

   The Board of Directors has a Compensation Committee, which has the authority and responsibility to establish the compensation of, and compensation policies applicable to, the Company's executive officers and administers and grants stock options and other stock-based awards pursuant to the Company's stock plans. The Compensation Committee held six meetings during 2001. The current members of the Compensation Committee are Messrs. Stone (Chair) and Schloss.

   The Board of Directors created an Ad Hoc Search Committee on February 12, 2001 responsible for directing the search for a new President and CEO of the Company. The committee consisted of Dr. James A. Thomson (Chair) and Messrs. Jones and Stone. The committee met 13 times (including by telephone conference) and was dissolved on April 27, 2001.

   The Board of Directors has an Audit Committee, which currently consists of Messrs. Ressner (Chair), Clark and Schloss. The Audit Committee held six meetings during 2001. The functions of the Audit Committee include:

    . recommending to the Board of Directors the appointment of the Company's independent auditor;

    .  reviewing the independence of the independent auditor;

    . reviewing the annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor;

    . evaluating the adequacy of the Company's internal financial and accounting processes and controls; and

    . reviewing with management and the independent auditor the annual and interim financial statements of the Company.

   The Company has a Strategic Investment Committee, which currently consists of Messrs. Jones (Chair), Derrick and Yepez. This Committee has the authority to approve investments of up to $5,000,000 by the Company in strategic and technology partners. The Strategic Investment Committee held five meetings during 2001.

   The Company has a Nominating and Corporate Governance Committee, which currently consists of Messrs. Derrick (Chair), Conner and Temerlin. The Nominating and Corporate Governance Committee held five meetings during 2001. The duties of the Nominating and Corporate Governance Committee include:

    . making recommendations to the Board of Directors and stockholders of the Company regarding recruitment of new directors, re-election of incumbent directors and tenure and retirement policies for directors;

    . studying and reviewing with management the effectiveness of the organization and conduct of business of the Board of Directors and making recommendations to the Board of Directors with respect thereto; and

    . reviewing compensation of directors and making recommendations to the Board of Directors with respect thereto.

   Stockholders wishing to propose director candidates for consideration by the Company may do so by writing to the Secretary of the Company and providing information specified in the Company's Bylaws, including the candidate's name, address and principal occupation. The Company's Bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the Bylaws of the Company to the Secretary of the Company not less than 60 days nor more than 90 days prior to the stockholders' meeting; provided that, in the event less than 70 days' notice or prior disclosure of the date of the meeting is given or made, the Company must receive notice from the stockholder not later than the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

Director Compensation

   Directors receive a $2,500 cash fee for each regularly scheduled Board meeting attended (including all committee meetings attended in conjunction with such Board meeting) and $750 for each meeting, if any, attended during the intervening periods and having a duration of at least one hour, and are reimbursed for expenses incurred in connection with their attendance at such meetings. In addition, the Chairman of the Board of Directors receives an additional $10,000 annual retainer. The following table sets forth the compensation paid or payable to non-employee directors for their service on the Board and its committees, as applicable, during the year ended December 31, 2001:

                                         Compensation
                             Director        ($)
                             --------    ------------
                          Mr. Conner*...   $ 6,000
                          Mr. Derrick...    20,250
                          Mr. Ekram.....    17,750
                          Mr. Jones.....    23,500
                          Mr. Ressner...    19,250
                          Mr. Schloss...     6,500
                          Mr. Stone.....    22,500
                          Dr. Thomson**.    29,500
                          Mr. Yepez***..     3,250

   -----
    *  Mr. Conner became an employee director of the Company in April 2001.
    ** Dr. Thomson resigned as a director of the Company effective January 25,
       2002.
   *** Mr. Yepez became a non-employee director of the Company in June 2001.

   Non-employee directors are eligible to receive stock options under the Amended and Restated 1996 Stock Incentive Plan, as amended (the "1996 Plan"). The following table sets forth certain information with respect to options granted to non-employee directors during the year ended December 31, 2001. Each option cumulatively vests as to one-third of the shares on the first anniversary of the grant date, and the remainder vests pro rata over the next two years on the monthly anniversary of the grant date. The exercise price is the closing sale price of the Common Stock on the Nasdaq National Market on the date of grant.

                   Options Granted to Non-employee Directors

                                              Number of
                                                Shares
                                      Grant   Underlying Exercise
                  Director            Date    Options(#) Price($)
                  --------           -------- ---------- --------
              Butler C. Derrick, Jr. 04/27/01    8,000    $6.28
              Jawaid Ekram.......... 04/27/01    8,000     6.28
              Terrell B. Jones...... 04/27/01    8,000     6.28
              Michael P. Ressner.... 04/27/01    8,000     6.28
              Douglas Schloss....... 07/20/01   24,000     4.60
              Christopher M. Stone.. 04/27/01    8,000     6.28
              James A. Thomson...... 04/27/01   13,000     6.28
              J. Alberto Yepez...... 04/27/01    8,000     6.28

Compensation of Executive Officers

  Summary Compensation

   The following table sets forth certain information with respect to the annual and long-term compensation of each of the Named Executive Officers for the years ended December 31, 1999, 2000 and 2001. Please see "Employment, Non-Competition, Retention and Separation Agreements" below for a description of the various employment and severance arrangements with the Named Executive Officers.

                          SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                Annual Compensation             Compensation
                                    ----------------------------------------    -------------
                                                                                   Awards
                                                                                -------------
                                                                                 Securities
                                                                 Other Annual    Underlying      All Other
Name and Principal Position    Year Salary($)     Bonus($)      Compensation($) Options(#)(1) Compensation($)
---------------------------    ---- ---------    ----------     --------------- ------------- ---------------
F. William Conner(2).......... 2001 $346,154     $1,500,000              --       4,000,000      $     520(3)
   President and Chief
   Executive Officer
John A. Ryan(4)............... 2001   37,500             --         $14,039(5)           --       321,133 (6)
   President and Chief         2000  250,000         81,000              --         145,000          5,100
   Executive Officer           1999  225,000        180,000              --         105,000          3,387
David L. Thompson(7).......... 2001  217,500         40,000              --         310,000         7,601 (8)
   Interim Co-President and    2000  200,000         54,000              --         225,000          3,017
   Co-Chief Executive          1999   43,096         40,000              --         200,000             --
   Officer, Senior Vice
   President and Chief
   Financial Officer
J. Alberto Yepez(9)........... 2001   96,058         40,000              --          68,000        263,654(10)
   Interim Co-President and    2000  112,500         72,900(11)          --         350,000            764
   Co-Chief Executive
   Officer and President,
   Entrust Ventures Group
William G. McGee(12).......... 2001  189,684             --              --         304,092          6,495(13)
   Senior Vice President,
   New Product Portfolio
Edward J. Pillman(14)......... 2001  132,692        105,000              --         500,000          1,919(15)
   Senior Vice President,
   Global Portfolio and
   Services
Richard D. Spurr(16).......... 2001  245,000(17)         --                         375,000          7,242(18)
   Senior Vice President,      2000  200,000         97,500              --              --          2,497
   Sales and Distribution      1999  175,000        128,500              --         200,000             --
Paul A. Doscher(19)........... 2001  119,231             --              --          50,000        165,211(20)
   Executive Vice              2000  100,385         54,000(21)          --         242,100             --
   President, Marketing and
   Business Development

--------
 (1) Represents the number of shares covered by options to purchase shares of Common Stock granted during the respective year. The Company has never granted any stock appreciation rights.
 (2) Mr. Conner joined the Company in April 2001.

 (3) Represents payments by the Company for insurance premiums with respect to term life insurance for the benefit of the Named Executive Officer.
 (4) Mr. Ryan resigned as the Company's President and Chief Executive Officer in February 2001.
 (5) Represents payments by the Company of $12,546 for a car allowance and $1,493 for medical, health, dental and vision insurance.
 (6) Consists of payments by the Company in the following amounts: $321,113 as severance and $20 for insurance premiums with respect to term life insurance for the benefit of Mr. Ryan.
 (7) Mr. Thompson joined the Company as Senior Vice President, Finance and Chief Financial Officer in October 1999. Mr. Thompson served as the Company's interim Co-President and Co-Chief Executive Officer from February 2001 to April 2001.
 (8) Represents the Company's contribution under its 401(k) Savings Plan in the amount of $6,860 and payment by the Company with respect to term life insurance for the benefit of Mr. Thompson in the amount of $733.
 (9) Mr. Yepez joined the Company in June 2000. Mr. Yepez served as the Company's interim Co-President and Co-Chief Executive Officer from February 2001 to April 2001. Mr. Yepez resigned as President, Entrust Ventures Group in June 2001.
(10) Consists of payments by the Company in the following amounts; $260,078 as severance, $3,225 in contributions under the Company's 401(k) Savings Plan and $351 for insurance premiums with respect to term life insurance for the benefit of Mr. Yepez.
(11) Does not include $33,750 paid by the Company as a bonus earned while Mr. Yepez was employed by enCommerce, Inc. prior to its acquisition by the Company in June 2000 (the "enCommerce Acquisition").
(12) Mr. McGee became an executive officer of the Company in April 2001. Mr. McGee's compensation in U.S. dollars is based on an exchange ratio of Canadian $1.5925 per U.S. $1 as of December 31, 2001.
(13) Represents the Company's contribution under its Canadian Registered Retirement Savings Plan in the amount of $6,118 and payment by the Company for insurance premiums with respect to term life insurance for the benefit of Mr. McGee in the amount of $377.
(14) Mr. Pillman joined the Company in June 2001.
(15) Consists of payments by the Company in the following amounts: $1,529 in contributions under the Company's 401(k) Savings Plan and $390 for insurance premiums with respect to term life insurance for the benefit of Mr. Pillman.
(16) Mr. Spurr resigned as the Company's Senior Vice President, Sales and Distribution in October 2001.
(17) Includes a sales commission of $20,000.
(18) Represents the Company's contribution under its 401(k) Savings Plan in the amount of $6,462 and payment by the Company for insurance premiums with respect to term life insurance for the benefit of Mr. Spurr in the amount of $780.
(19) Mr. Doscher joined the Company in June 2000. He resigned as the Company's Executive Vice President, Marketing and Business Development in August 2001.
(20) Consists of payments by the Company as follows: $164,795 as severance and $416 for insurance premiums with respect to term life insurance for the benefit of Mr. Doscher.
(21) Does not include $25,000 paid by the Company as a bonus earned while Mr. Doscher was employed by enCommerce, Inc. prior to the enCommerce Acquisition.

  Option Grants

   The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 2001 to each of the Named Executive Officers. The Company granted no stock appreciation rights during the year ended December 31, 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR





                                      Individual Grants                      Potential Realizable
                   -------------------------------------------------------     Value at Assumed
                     Number of      Percent of                                 Annual Rates of
                    Securities    Total Options                            Stock Price Appreciation
                    Underlying      Granted to   Exercise Price               for Option Term(4)
                      Options      Employees in    Per Share    Expiration ------------------------
       Name        Granted(#)(1)  Fiscal Year(%)     ($)(2)      Date(3)      5%($)       10%($)
       ----        -------------  -------------- -------------- ---------- -----------  -----------
F. William Conner.   4,000,000(5)      43.4%        $ 6.870      04/22/11  $17,282,024  $43,796,043
John A. Ryan......          --           --              --            --           --           --
David L. Thompson.      10,000(6)       0.1          14.125      02/12/06       39,025       86,235
                       300,000          3.3           6.110      05/04/06      506,424    1,119,065
J. Alberto Yepez..      50,000          0.5          17.688      01/26/11      556,194    1,409,506
                        10,000(6)       0.1          14.125      02/12/11       88,831      225,116
                         8,000(7)       0.1           6.280      04/27/11       31,596       80,070
William G. McGee..       4,092            *          16.690      01/18/11       42,951      108,845
                        50,000          0.5          17.688      01/26/11      556,257    1,409,665
                       250,000          2.7           6.110      05/04/06      422,020      932,554
Edward J. Pillman.     400,000          4.3           5.060      06/27/11    1,272,883    3,225,735
                       100,000          1.1           3.830      10/23/11      240,867      610,403
Richard D. Spurr..     200,000          2.2          17.688      01/26/11    2,225,029    5,638,661
                       175,000          1.9           5.680      05/31/11      625,121    1,584,180
Paul A. Doscher(8)      50,000          0.5          17.688      01/26/11      556,194    1,409,506

--------
*    Less than 0.1%
(1) Unless otherwise indicated, each option cumulatively vests as to one quarter of the total shares on the first anniversary of the grant date, and the remainder vests pro rata over the next three years on the monthly anniversary of the grant date.
(2) All options were granted at fair market value as determined by the Board of Directors of the Company on the date of the grant.
(3) Options expiring in 2006 were granted five years prior to the grant date, and options expiring in 2011 were granted ten years prior to the grant date.
(4) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.
(5) The option vested as to 1,100,000 shares on April 22, 2001, and will vest as to 250,000 additional shares on each of the first and second anniversaries of Mr. Conner's employment with the Company, as to 1,200,000 additional shares at a rate of one-thirty-sixth of such amount upon each complete month of Mr. Conner's continued employment with the Company after the first year, as to 550,000 additional shares upon the earlier of (a) the fifth anniversary of the grant date and (b) the date on which the Company achieves certain performance goals specified in the applicable option agreement, and as to 650,000 additional shares upon the earlier of (x) the fifth anniversary of the grant date and (y) the date on which the Company achieves certain performance goals specified in the applicable option agreement.

(6) The option vested as to one-half of the total shares on February 12, 2001, and the remainder will vest pro rata over the next three years on the monthly anniversary of the grant date.
(7) The option cumulatively vests as to one-third of the total shares on the first anniversary of the grant date, and the remainder vests pro rata over the next two years on the monthly anniversary of the grant date.
(8) Mr. Doscher resigned from his position at the Company in August 2001, and the option granted to him during 2001 expired on November 4, 2001. The closing price per share of the Company's Common Stock on November 2, 2001 (the next business day preceding November 4, 2001), as reported on the Nasdaq National Market, was $4.82.

  Aggregated Option Exercises and Fiscal Year-End Option Values

   The following table summarizes certain information regarding (1) the number of shares of Common Stock acquired upon the exercise of stock options during fiscal 2001 by each of the Named Executive Officers and the value realized therefrom and (2) the number and value of unexercised stock options held as of December 31, 2001 by each of the Named Executive Officers. No stock appreciation rights were exercised during fiscal 2001 by the Named Executive Officers or outstanding at year end.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                     Number of
                    Shares                     Securities Underlying       Value of Unexercised
                  Acquired on     Value         Unexercised Options        In-The-Money Options
Name              Exercise(#) Realized($)(1)   at Fiscal Year-End(#)      at Fiscal Year-End($)
----              ----------- -------------- ------------------------- ----------------------------
                                             Exercisable/Unexercisable Exercisable/Unexercisable(2)
                                             ------------------------- ----------------------------
F. William Conner        --             --     1,153,333 / 2,904,667     $3,652,000 / $9,628,000
John A. Ryan.....   597,760     $3,862,121      394,714  /      --        2,935,070 /       --
David L. Thompson        --             --      243,228  /   491,772        306,000 /   918,000
J. Alberto Yepez.        --             --      220,552  /  188,816            --  /      31,280
William G. McGee.        --             --      145,036  /  295,244          394,872 /   765,264
Edward J. Pillman        --             --      120,000  /  380,000         615,600 /   2,072,400
Richard D. Spurr.   117,943        765,663      175,806  /  431,251         611,383 /    591,938
Paul A. Doscher..        --             --         --  /       --             --  /         --

--------
(1) Represents the difference between the exercise price and the last sales price of the Common Stock on the date of exercise.
(2) Value based upon the last sales price per share ($10.19) of the Company's Common Stock on December 31, 2001, as reported on the Nasdaq National Market, less the exercise price.

  Employment, Non-Competition, Retention and Separation Agreements

  Mr. Conner

   Pursuant to an employment agreement dated April 22, 2001 between Mr. Conner and the Company (the "Conner Employment Agreement"), the Company agreed to employ Mr. Conner as its President and Chief Executive Officer, with an annualized base salary of $500,000 and an annual target performance bonus equal to 100% of Mr. Conner's then current annualized base salary at the end of each calendar year during which he remains employed by the Company. With respect to calendar year 2001, the Company agreed to pay Mr. Conner the full targeted bonus amount for such year upon Mr. Conner's commencement of employment with the Company. Under the terms of the Conner Employment Agreement, the Company also agreed to pay Mr. Conner a sign-on bonus of $2,000,000, of which $1,000,000 (less applicable withholdings and deductions) was paid to Mr. Conner during April 2001, and $500,000 (less applicable withholdings and deductions) will be paid on each of the first and second anniversaries of Mr. Conner's employment with the Company. In addition, Mr. Conner is entitled to four weeks of paid vacation per calendar year and reimbursement of (1) reasonable business expenses incurred in connection with the performance of his duties as the Company's President and Chief Executive Officer and (2) up to $50,000 of reasonable and documented legal and accounting fees incurred in connection with entering into the Conner Employment Agreement. During the term of his employment, Mr. Conner is entitled to participate in any retirement, retirement savings, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company to the extent that he is eligible thereunder. Mr. Conner was appointed Chairman of the Company's Board of Directors on January 25, 2002. Subject to the terms and conditions of the Conner Employment Agreement, Mr. Conner's employment is terminable at will.

   In connection with Mr. Conner's employment as the Company's President and Chief Executive Officer, the Company granted to Mr. Conner options to purchase an aggregate of 4,000,000 shares of Common Stock, of which

    .  1,100,000 shares vested immediately upon the date of grant;

    . 250,000 shares will vest upon each of the first and second anniversaries of Mr. Conner's employment with the Company;

    . 1,200,000 shares will vest at a rate of one-thirty-sixth of such number of shares upon each complete month of Mr. Conner's continued employment with the Company after the first year;

    . 550,000 shares will vest upon the earlier of (a) the fifth anniversary of the date of grant or (b) the Company's achievement of certain performance goals specified in the Conner Employment Agreement; and

    . 650,000 shares will vest upon the earlier of (x) the fifth anniversary of the date of grant or (y) the Company's achievement of certain performance goals specified in the Conner Employment Agreement.

The option shares described in the first two bullets above are referred to as the "First Time Shares," the option shares described in the third bullet above are referred to as the "Second Time Shares," and the option shares described in the fourth and fifth bullets above are referred to as the "Performance Shares."

   Upon the occurrence of an Acquisition Event (as defined in the Conner Employment Agreement), or upon termination of Mr. Conner's employment by the Company for any reason other than Cause (as defined in the Conner Employment Agreement) within 120 days before an Acquisition Event or the announcement thereof, all of the First Time Shares and Second Time Shares that would otherwise have vested after the date of the Acquisition Event will vest immediately prior to such Acquisition Event. If an Acquisition Event involves the purchase or exchange of shares of the Company's Common Stock at a price at or above the target prices described in the Conner Employment Agreement, all of the Performance Shares that would otherwise have vested after the date of the Acquisition Event, will vest immediately prior to such Acquisition Event.

   In the event that Mr. Conner's employment with the Company is terminated upon his death or disability, (1) all of the unvested First Time Shares will vest, (2) the vesting schedules of the Second Time Shares and the Performance Shares will be accelerated by 12 months, and (3) with respect to the Performance Shares, the period during which the performance targets may be satisfied will extend for 12 months from the date of termination of Mr. Conner's employment with the Company.

   In the event that the Company terminates Mr. Conner's employment other than for Cause, death or disability, or in the event that Mr. Conner terminates his employment with the Company for Good Reason (as defined in the Conner Employment Agreement), the vesting schedules of the First Time Shares, the Second Time Shares and the Performance Shares will be accelerated by 12 months, with all options so vested remaining exercisable for 180 days following the date of termination of Mr. Conner's employment with the Company. In addition, Mr. Conner will receive (1) a lump-sum payment equal to two years of his then current base salary and bonus, if the termination described above occurs within the first 18 months of Mr. Conner's employment with the Company,
(2) the lump-sum payment described in clause (1) reduced by one month's base salary and bonus for each complete month of Mr. Conner's continued employment by the Company following the first 18 months, if such termination occurs more than 18 months but less than 24 months following the commencement of Mr. Conner's employment with the Company, or (3) a lump-sum payment equal to 18 months of Mr. Conner's then current base salary and bonus plus the equivalent of six months' accelerated vesting of the First Time Shares, the Second Time Shares and the Performance Shares, if such termination occurs more than 24 months following the commencement of Mr. Conner's employment with the Company.

   Under the terms of the Conner Employment Agreement, Mr. Conner agreed not to disclose or use any confidential or proprietary information of the Company or any of its affiliates except as required in the course of his employment with the Company or as authorized in writing by the Company. In addition, Mr. Conner agreed for a period of 18 months following any termination of his employment with the Company, not to:

    . interfere with the business of the Company or any of its affiliates by soliciting, inducing or otherwise causing (a) any employee of the Company or any of its affiliates to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer by which Mr. Conner is then employed or in which Mr. Conner has a material interest or (b) any existing or potential customer or client of the Company or any of its affiliates (to the extent identified during Mr. Conner's employment with the Company), to terminate or limit its dealings with the Company by means of disparaging statements regarding the Company or use of confidential or proprietary information of the Company or any of its affiliates; or

    . subject to limited exceptions, have a material interest in, be employed by or connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer in any entity which is in direct and material competition with the business of the Company anywhere in North America or Europe.

  Mr. Thompson

   Pursuant to a letter agreement between David L. Thompson and the Company, dated as of September 24, 1999, the Company agreed to employ Mr. Thompson as its Senior Vice President, Finance and Chief Financial Officer with an annual base salary of $185,000 and a signing bonus of $40,000 payable his first day of employment at the Company. This salary was subsequently increased to $200,000 effective January 1, 2000 and $235,000 effective April 1, 2001. In addition, Mr. Thompson is eligible to receive an executive bonus of up to $115,000 annualized, subject to the fulfillment of certain identified business criteria. In connection with his employment, the Company granted to Mr. Thompson an option to purchase 200,000 shares of Common Stock. In the event that Mr. Thompson's employment as Chief Financial Officer of the Company ("CFO") is terminated within one year following an Acquisition Event (as defined), 50% of any unvested shares under the option grant will immediately vest and become exercisable as of the date on which his duties as the CFO are reassigned; provided, however, that such acceleration of vesting will not occur if Mr. Thompson's employment as CFO terminates as a result of his disability, retirement, death or resignation or he is removed from his position for cause. Mr. Thompson served as interim Co-President and Co-Chief Executive Officer from February 2001 to April 2001. Mr. Thompson's employment is terminable at will.

   In March 2001, Mr. Thompson entered into a retention agreement with the Company, as amended pursuant to a resolution of the Board of Directors dated October 23, 2001 to provide for an indefinite term. Upon termination of his employment with the Company without cause, including as a result of constructive termination, Mr. Thompson will be entitled to receive from the
Company:

    . payments equal to an aggregate of six months of his base salary and bonus;

    . continuation of benefits for six months immediately following the date on which he receives notice of termination of his employment with the Company; and

    . a six-month leave of absence or notice period beginning on the date on which he receives notice of termination of his employment with the Company, during which period any stock options held by him as of the notice date will continue to vest and become exercisable in accordance with the applicable vesting schedules for those stock options.

   Pursuant to the terms of the retention agreement, Mr. Thompson also agrees not to compete with or solicit for service any employee or consultant of the Company or any of its subsidiaries for a period of one year following cessation of his employment with the Company.

  Mr. Pillman

   Pursuant to a letter agreement dated May 17, 2001 between the Company and Edward J. Pillman, the Company agreed to employ Mr. Pillman as its Senior Vice President, Services and Operations with an annual base salary of $250,000 and a signing bonus of $105,000 payable within the first thirty days of his employment with the Company. In the event that Mr. Pillman voluntarily resigns from his position with the Company at any time during his first 12 months of employment, he will be required to repay to the Company the full sign-on bonus. In addition, Mr. Pillman is eligible to receive a retention bonus of $105,000 payable upon completion of one year of employment with the Company. Beginning in the second half of 2001, he is also eligible to receive an annual incentive bonus equal to 50% of his base salary provided certain specified individual and Company targets are met. In connection with his employment, the Company granted to Mr. Pillman an option to purchase 400,000 shares of Common Stock. In the event of Involuntary Termination (as defined in the letter agreement) of Mr. Pillman's employment with the Company, he will be entitled to six months of his then current base salary and bonus compensation. Mr. Pillman currently serves as Senior Vice President, Global Portfolio and Services. His employment with the Company is at will.

  Mr. Ryan

   Pursuant to a letter agreement between John A. Ryan and the Company, dated as of April 21, 1997, the Company agreed to employ Mr. Ryan as its President and Chief Executive Officer, with an annual salary of $185,000 and an annual bonus of up to 35% of his base salary. Mr. Ryan's annual salary was subsequently increased to $210,000 in January 1998, $225,000 in January 1999 and $250,000 in January 2000. In addition, Mr. Ryan's bonus potential was set at $150,000. The Company also agreed to reimburse up to $35,000 of expenses related to executive perquisites in Mr. Ryan's first year of employment as President and Chief Executive Officer, and up to $12,000 for such expenses in each subsequent year of employment. In February 2001, Mr. Ryan resigned as the Company's President and Chief Executive Officer and as a director of the Company.

   In accordance with the terms of a Separation Agreement and Release dated February 24, 2001 (the "Ryan Separation Date") between Mr. Ryan and the Company, as amended on August 22, 2001 (the "Ryan Separation Agreement"), the Company paid Mr. Ryan an aggregate of $321,113 (excluding Mr. Ryan's bonus for
2000), consisting of $288,462 reflecting 60 weeks of base pay, $14,423 reflecting three weeks of accrued unused vacation time, $11,573 reflecting the cost of maintaining Mr. Ryan's current health, dental and life insurance coverage, and $6,655 paid to Deloitte & Touche LLP on Mr. Ryan's behalf for preparation of his 2000 tax return and financial planning. Mr. Ryan agreed not to disclose or use any confidential or proprietary information of the Company or any of its subsidiaries. In addition, Mr. Ryan agreed for a period of 70 weeks following the Ryan Separation Date, not to (1) accept employment with any of the businesses identified in the Ryan Separation Agreement or (2) recruit or hire for employment any person who is or was during the six months immediately preceding the hiring or recruiting activity an employee of the Company or any of its subsidiaries. Mr. Ryan also agreed to serve as a consultant to the Company available upon reasonable request to provide strategic advice to the Company's executive team during the period beginning immediately following the Ryan Separation Date and ending on October 31, 2001. Pursuant to the Ryan Separation Agreement, Mr. Ryan had the right to exercise during the consulting term all options held by him that were vested as of the Ryan Separation Date, the date on which the vesting of all options held by Mr. Ryan ceased. Subject to limited exceptions contained in the Ryan Separation Agreement, each of Mr. Ryan and the Company fully and unconditionally released and forever discharged the other party, to the extent permitted by law, from all claims in connection with Mr. Ryan's employment with and separation from the Company.

  Mr. Spurr

   Pursuant to a letter agreement between Richard D. Spurr and the Company, dated as of June 4, 1997, the Company agreed to employ Mr. Spurr as its Vice President, Global Sales and Services, with an annual salary of $125,000. This salary was subsequently increased to $175,000 in January 1999, $200,000 in January 2000 and $240,000 effective April 1, 2001. Mr. Spurr was also eligible for a target bonus of $145,000 through the Company's sales incentive program. In October 2001, Mr. Spurr resigned as the Company's Senior Vice President, Sales and Distribution.

   In accordance with the terms of a Separation Agreement and Release dated October 4, 2001 (the "Notice Date") between Mr. Spurr and the Company (the "Spurr Separation Agreement"), and an Officer Retention Program and Agreement effective March 6, 2001 between Mr. Spurr and the Company (the "Spurr Retention Agreement"), Mr. Spurr's active responsibilities as Senior Vice President, Sales and Distribution, ceased as of the Notice Date and Mr. Spurr's employment with the Company will terminate on July 4, 2002 (the "Spurr Separation Date"). From the Notice Date through January 4, 2002, Mr. Spurr served as a consultant to the Company providing strategic advice to its executive team. Under the terms of the Spurr Separation Agreement, the Company agreed to pay Mr. Spurr his weekly salary of $4,808 from January 5, 2002 to July 4, 2002 (such period, the "Salary Continuation Period"), a bonus of $75,000 for 2002 payable on the Spurr Separation Date, and $19,231 reflecting four weeks accrued unused vacation time payable on the Spurr Separation Date. All options held by Mr. Spurr as of the Notice Date will continue to vest through the Spurr Separation Date and all options vested as of such date will remain exercisable for a period of three months thereafter. Mr. Spurr will be eligible to participate in the Company's employee benefit plans during the Salary Continuation Period. In addition, Mr. Spurr agreed until the Spurr Separation Date not to engage in other employment that conflicts with the Company's interests or with his duties as an employee of the Company or with other continuing legal obligations he has to the Company. Subject to limited exceptions contained in the Spurr Separation Agreement, each of Mr. Spurr and the Company fully and unconditionally released and forever discharged the other party, to the extent permitted by law, from all claims in connection with Mr. Spurr's employment with and separation from the Company.

   Under the terms of a Non-Competition and Non-Solicitation Agreement dated March 28, 2001 between the Company and Mr. Spurr, as amended by the Spurr Retention Agreement, Mr. Spurr agreed until January 4, 2003 not to

    . engage in any business that competes with the business of the Company or any of its subsidiaries anywhere in the United States, Canada or Europe;

    . solicit any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries;

    . solicit for employment or hire any person who was employed by the Company or any of its subsidiaries at any time during the term of Mr. Spurr's employment with the Company, subject to limited exceptions; or

    . solicit business from or perform services for any customer, supplier or business relation of Entrust or any of its subsidiaries.

  Mr. Yepez

   Pursuant to a letter agreement between J. Alberto Yepez and the Company dated May 5, 2000, the Company agreed to employ Mr. Yepez as President, Entrust Ventures Group, with an annual base salary of $225,000 and an annual target bonus of up to $135,000, which, effective April 1, 2001, were subsequently increased to $240,000 and $145,000, respectively. From February 2001 to April 2001, Mr. Yepez served as the Company's interim Co-President and Co-Chief Executive Officer. Mr. Yepez resigned as President, Entrust Ventures Group in June 2001.

   In accordance with the terms of a Separation Agreement and Release dated June 28, 2001 between the Company and Mr. Yepez (the "Yepez Separation Agreement"), the Company paid Mr. Yepez an aggregate of $260,078, consisting of $112,500 reflecting six months of base pay, $37,500 reflecting two months base pay in lieu of notice pursuant to California law, $67,500 reflecting a bonus payment, $37,289 reflecting approximately 345 hours of accrued unused vacation time and $4,345 reflecting the cost of maintaining Mr. Yepez's current health, dental and vision insurance coverage through December 2001. In consideration for Mr. Yepez's agreement to provide consulting services to the Company's executive team from June 8, 2001 (the "Yepez Separation Date") through August 10, 2001, the Company paid Mr. Yepez an aggregate fee of $42,404. In addition, Mr. Yepez agreed for a period of six months following the Yepez Separation Date, not to (1) solicit or actively recruit, any employees of the Company or any of its subsidiaries to leave their employment with the Company or any of its subsidiaries or (2) solicit or contact, for the purpose of offering competing products or services, any of the current or prospective clients, customers or accounts of the Company or any of its subsidiaries that were contacted, solicited or served by the Company or any of its subsidiaries during Mr. Yepez's employment with the Company. Mr. Yepez also agreed for a period of three years following the Yepez Separation Date to cooperate with the Company in its defense or prosecution of any claims or actions brought against the Company or any of its affiliates relating to events that occurred during Mr. Yepez's employment with the Company. Mr. Yepez agreed not to disclose or use any confidential or proprietary information of the Company or any of its subsidiaries. On the Yepez Separation Date, 50% of all unvested shares underlying stock options granted to Mr. Yepez under any of the Company's stock option plans vested, with the remaining unvested shares to continue to vest in accordance with their terms. Subject to limited exceptions contained in the Yepez Separation Agreement, each of Mr. Yepez and the Company fully and unconditionally released and forever discharged the other party, to the extent permitted by law, from all claims in connection with Mr. Yepez's employment with and separation from the Company.

  Mr. Doscher

   Pursuant to a letter agreement between Paul A. Doscher and the Company dated May 5, 2000, the Company agreed to employ Mr. Doscher as Executive Vice President, Marketing and Business Development, with an annual base salary of $200,000 and an annual target bonus of up to $100,000 which, effective April 1, 2001, were subsequently increased to $220,000 and $110,000, respectively. Mr. Doscher resigned as the Company's Executive Vice President, Marketing and Business Development in August 2001.

   In accordance with the terms of a Separation Agreement and Release dated June 13, 2001 between the Company and Mr. Doscher (the "Doscher Separation Agreement"), the Company paid Mr. Doscher an aggregate of $164,795, consisting of $103,846 reflecting six months plus one week of base pay, $50,000 reflecting a bonus payment, $4,236 reflecting the cost of maintaining Mr. Doscher's current health and dental coverage, and $14,795 reflecting approximately 155 hours of accrued unused vacation time. Mr. Doscher agreed to provide strategic advice to the Company's executive team from June 4, 2001 through August 4, 2001 (the "Doscher Separation Date"). Mr. Doscher also agreed for a period of 12 months following the Doscher Separation Date not to solicit, recruit or take away any employee of the Company or any of its subsidiaries from their employment with the Company or any of its subsidiaries. In addition, Mr. Doscher agreed for a period of 12 months following June 17, 2001, not to serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor or otherwise affiliate himself with any of the businesses specified in the Doscher Separation Agreement. On the Doscher Separation Date,
(1) 100% of all unvested shares underlying stock options granted to Mr. Doscher that were assumed by the Company (the "Assumed Options") in connection with the Company's acquisition of enCommerce, Inc. in June 2000 vested, and (2) 50% of all unvested shares underlying stock options granted to Mr. Doscher under any of the Company's stock option plans (other than the Assumed Options) vested. All of the options that were vested as of the Doscher Separation Date remained exercisable by Mr. Doscher for a period of three months thereafter. Subject to limited exceptions contained in the Doscher Separation Agreement, each of Mr. Doscher and the Company fully and unconditionally released and forever discharged the other party, to the extent permitted by law, from all claims in connection with Mr. Doscher's employment with and separation from the Company.

Certain Transactions

   In connection with the incorporation and financing of the Company in December 1996 and January 1997, the Company entered into a strategic alliance agreement (the "Strategic Alliance Agreement") pursuant to which it agreed to grant to NNL, at NNL's request, a royalty-bearing license to use and modify the Company's source code in some of the Company's products. NNL granted to the Company and the Company granted to NNL world-wide, royalty-free licenses to use, sell or license any of the products or services incorporating NNL patented inventions excluding those subject to existing exclusive licenses, but only for those NNL patents that were granted prior to NNL ceasing to control the Company.

   During 2001, the Company reimbursed Nortel Networks $210,272 for expenses paid by Nortel Networks on behalf of the Company. In the year ended December 31, 2001, the Company recognized revenue in the amount of $118,759 from Nortel Networks for support and maintenance services relating to software previously licensed by the Company to Nortel Networks.

   For a description of certain employment and other arrangements between the Company and its executive officers, see "Compensation of Executive Officers--Employment, Non-Competition, Retention and Separation Agreements."

Report of the Compensation Committee on Executive Compensation

   The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and approves stock option grants for all executive officers. The Compensation Committee, serving under a charter adopted by the Board of Directors, currently consists of Messrs. Stone and Schloss.

  Executive Compensation Philosophy

   The Board and the Compensation Committee believe that the goals with respect to executive compensation are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company, and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, cash bonus and stock options. While the ultimate goal of the Company is long-term success, execution of the Company's short-term objectives and strategies, particularly in relationship to quarterly performance, is a critical element of achieving long-term success. Accordingly, the compensation philosophy of the Company is designed to reward achievement of both short-term and long-term success through a quarterly and annual cash incentive bonus and long-term equity incentives.

   The Board and the Compensation Committee also believe that the compensation of the Chief Executive Officer and the Company's other executive officers should be based to a substantial extent on the Company's performance and adjusted, as appropriate, based on such executive officer's performance against personal performance objectives. Generally, when establishing salaries, bonus levels and stock option awards for executive officers, the Compensation Committee considers: (a) the Company's financial performance during the past year and recent quarters, (b) the individual's performance during the past year and recent quarters and (c) the salaries of executive officers in similar positions of companies of comparable size and capitalization and other companies within the Internet software industry.

  Compensation Components

   The three major components of the Company's executive officer compensation are (a) base salary, (b) variable incentive awards and (c) long-term, equity-based incentive awards.

   Base Salary. F. William Conner, the Company's President and Chief Executive Officer since April 2001, is party to an employment agreement that sets his annual base salary initially at $500,000. During his service as the Company's interim Co-President and Co-CEO from February 2001 through April 2001, Mr. Thompson continued to receive his annual base salary in his capacity as Senior Vice President, Finance and Chief Financial Officer. Similarly, during his service as the Company's interim Co-President and Co-CEO from February 2001 through April 2001, Mr. Yepez continued to receive his annual base salary in his capacity as President, Entrust Ventures Group. John A. Ryan, the Company's President and Chief Executive Officer from January 2001 to February 2001, was party to a letter agreement that set his annual base salary initially at $185,000, which was subsequently increased to $250,000 as of January 2000. The other executive officers of the Company are generally parties to letter agreements that initially set the base salaries of these officers. At the beginning of each year, the Compensation Committee generally meets to set the base salary levels of the Company's executive officers for the coming year. In January 2001, the Compensation Committee increased the base salaries of its executive officers (other than Mr. Ryan) effective April 2001. When reviewing base salaries, the Compensation Committee considered individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other Internet software companies and anticipates reviewing compensation packages at least annually.

   Variable Incentive Awards. In November 1998, management recommended and the Compensation Committee approved a cash bonus program which was implemented in January 1999 and is designed to motivate executives and employees to work effectively to achieve the Company's financial performance objectives and to reward them when objectives are met. The Compensation Committee adopted a semi-annual, rather than an annual, executive bonus program because a semi-annual bonus payment (a) is an important benefit for retention purposes,
(b) is consistent with bonus payments made to similarly situated individuals in comparable companies and (c) more accurately and timely compensates the executive staff for growth in the Company's quarterly revenue and earnings per share and achievement of personal objectives. In October 1999, the Compensation Committee approved an amendment to the cash bonus program effective January 2000. Pursuant to this amendment, employees of the Company have the choice of irrevocably electing to receive, upon prior notice furnished to the Company, their semi-annual bonus in cash only, in stock options only or an equal percentage in cash and stock options.

   Under the bonus program, the executive staff receive semi-annual bonuses based on recommendations made by the Chief Executive Officer within the framework of the bonus plans approved by the Compensation Committee for each executive. The bonus paid to Mr. Conner for fiscal year 2001 was guaranteed in his employment agreement. The Chief Executive Officer is responsible for establishing and communicating to the other executives the personal objectives related to each executive's individual bonus plan. The Company did not pay bonuses to any of the Named Executive Officers under its bonus program for services performed during fiscal 2001. The Company paid Mr. Conner and Mr. Pillman aggregate bonuses of $1,500,000 and $105,000, respectively, in connection with their entering into employment agreements with the Company. The Company paid a $40,000 bonus to each of Messrs. Thompson and Yepez solely for duties performed as interim Co-President and Co-CEO during 2001.

   Long-Term, Equity-based Incentive Awards. The Amended and Restated 1996 Stock Incentive Plan, as amended (the "1996 Plan"), has been established to provide all employees of the Company, including executive officers, with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Compensation Committee strongly believes that a primary goal of the compensation program is to provide key employees who have significant responsibility for the management, growth and future success of the Company with the opportunity to participate in the financial gain from Company stock price increases.

Executives are eligible to receive stock options generally not more than once a year, giving them the right to purchase shares of Common Stock in the future at a price equal to the fair market value at the date of grant. Unless the Board, the Compensation Committee or the President provides otherwise, initial grants to all executives, including the Chief Executive Officer, are exercisable as to one-fourth of the underlying shares on the first anniversary of the grant date, and as to one-thirty-sixth of the remaining underlying shares on the monthly anniversary of the date of grant for the subsequent 36 months. Annual grants to executives other than the Chief Executive Officer are approved by the Compensation Committee based upon recommendations made by the Chief Executive Officer based upon (1) the individual executive's performance and (2) market data relating to option grants to individuals occupying similar positions at comparably situated companies.

   During fiscal 2001, the Compensation Committee granted (1) to Mr. Conner options to purchase an aggregate of 4,000,000 shares of Common Stock, (2) to Mr. Thompson options to purchase an aggregate of 310,000 shares of Common Stock and (3) to Mr. Yepez options to purchase an aggregate of 60,000 shares of Common Stock (excluding options to purchase an aggregate of 8,000 shares granted to Mr. Yepez for his service as a director of the Company). The Company did not grant any options to Mr. Ryan during fiscal 2001. During fiscal 2001, the Company granted options to purchase an aggregate of 1,229,092 shares of Common Stock to executive officers of the Company (including Named Executive Officers) other than Messrs. Conner, Ryan, Thompson and Yepez.

   Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to its Chief Executive Officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. The Company generally intends to structure the stock options granted to its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions under Section 162(m) of the Code. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments which may be in excess of the limit where the Compensation Committee believes such payment is appropriate, after taking into consideration changing business conditions or the officer's performance, and is in the best interest of the stockholders. For instance, as part of his option package in 2001, Mr. Conner received a special nonstatutory stock option to purchase 2,000,000 shares of Common Stock as an inducement for him to become employed by the Company as its President and Chief Executive Officer and to serve in any additional executive capacities as requested by the Company's Board of Directors. The special nonstatutory stock option was granted outside the 1996 Plan and did not qualify as performance-based compensation pursuant to
Section 162(m) of the Code.

   While the Compensation Committee does not currently intend to qualify its annual cash incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                          Christopher M. Stone, Chair
                                          Douglas Schloss

Compensation Committee Interlocks and Insider Participation

   The current members of the Company's Compensation Committee are Messrs. Stone and Schloss. Mr. Jones served on the Compensation Committee from May 1999 to April 2001. Mr. Ekram served on the Compensation Committee from February 2000 to January 2002. Except as set forth below, no executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company. Since March 2001, Mr. Conner has served on the Compensation Committee of the Board of Directors of Travelocity.com, of which Mr. Jones is President and Chief Executive Officer.

Report of the Audit Committee of the Board of Directors

   The Securities and Exchange Commission (the "SEC") and the principal self regulatory organizations, including The Nasdaq Stock Market ("Nasdaq"), recently adopted new rules and amendments to existing rules that impose new requirements upon audit committees and require certain disclosures regarding audit committees and their interaction with a company's auditor and management. The new rules require that a company's annual proxy statement contain a report of the audit committee addressing several issues identified in the rules. In addition, the SEC recommends that audit committees adopt written charters. The charter must be included as an attachment to a company's annual proxy statement at least once every three years. The Company's Board of Directors first adopted a charter in October 1998 and amended it in December 2000.

   As a general rule, Nasdaq requires audit committees to consist of at least three members, each of whom is independent and is able to read and understand financial statements or will become able to do so within a reasonable period of time after appointment to the committee. Also, at least one member must have the experience or background which results in financial sophistication. According to Nasdaq rules, a director will not be considered "independent" if, among other things, he has:

    . been employed by the Company or any affiliate of the Company in the current year or in any of the past three years;

    . an immediate family member who is or has been employed as an executive officer by the Company or an affiliate of the Company in any of the past three years;

    . been employed as an executive of an entity other than the Company having a compensation committee which includes any of the Company's executives;

    . received from the Company or any affiliate of the Company compensation (other than benefits under a tax qualified retirement plan, compensation for director service or nondiscretionary compensation) greater than $60,000 during the previous fiscal year; or

    . in any of the past three years, been a partner in, or controlling shareholder or executive of, a for-profit business organization to which the Company made or from which the Company received payment (other than payment arising solely from investments in the Company's securities) that exceeds the greater of: (1) $200,000; or (2) more than 5% of the Company's or business organization's consolidated gross revenues for the year.

   One member of the Company's Audit Committee, Michael P. Ressner, has served as a Vice President of Nortel Networks since January 2001 and held various other senior finance management positions at Nortel Networks prior to that time. Although Nasdaq rules do not define the term "affiliate" in connection with the new independence requirements, Nortel Networks may be deemed to be an affiliate of the Company and thus Mr. Ressner, as an employee of an affiliate of the Company, would not meet the definition of an independent director. However, Nasdaq rules permit the appointment of one director who is not considered independent to a company's audit committee if the board of directors believes such director's appointment is required by the best interests of the company and its stockholders. Based upon Mr. Ressner's financial experience and background and Nortel Networks' declining ownership percentage of the Company's outstanding capital stock, the Company's Board of Directors has determined that Mr. Ressner's membership on the Audit Committee is required by the best interests of the Company and its stockholders.

   Management is responsible for the Company's internal controls, the financial reporting process and the preparation of the Company's financial statements. The Company's independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company's management, internal accounting, financial and auditing personnel and the independent auditors, the following:

    . the plan for, and the independent auditors' report on, each audit of the Company's financial statements;

    . the Company's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

    . changes in the Company's accounting practices, principles, controls or methodologies;

    . significant developments or changes in accounting rules applicable to the Company; and

    . the adequacy of the Company's internal controls and accounting and financial auditing personnel.

   It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee has relied on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the Company's independent auditors, Deloitte & Touche LLP, included in their report on the Company's financial statements. The Audit Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's deliberations and discussions with management and Deloitte & Touche LLP do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's outside auditors are, in fact, independent of the Company and management.

   The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended December 31, 2001 and discussed these financial statements with the Company's management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with the independent auditors. SAS 61 requires the Company's independent auditors to discuss with the Company's Audit Committee, among other things, the following:

    .  methods to account for significant unusual transactions;

    . the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

    . the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

    . disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

   The Company's independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors' professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors' provision of certain other, non-audit related services to the Company was compatible with maintaining such auditors' independence.

   Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

   By the Audit Committee of the Board of Directors of Entrust, Inc.

                                          Michael P. Ressner, Chair
                                          Wesley K. Clark
                                          Douglas Schloss

Independent Auditors Fees and Other Matters

  Audit Fees

   Deloitte & Touche LLP billed the Company an aggregate of $458,421 in fees and expenses for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year, the reviews of quarterly financial information and the Company's Quarterly Reports on Form 10-Q during 2001, the review of the Company's Annual Report on Form 10-K, Annual Report to Stockholders and Proxy Statement, and consultations on accounting issues related to items included in the 2001 consolidated financial statements.

  Financial Information Systems Design and Implementation Fees

   Deloitte & Touche LLP did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended December 31, 2001 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

  All Other Fees

   Deloitte & Touche LLP, its member firms, and certain of their affiliates billed the Company an aggregate of $572,814 in fees and expenses for other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2001 as follows:

   Audit related fees:
       Procedures and consents related to other SEC filings.....  $11,695
       Foreign statutory audits.................................   23,688
       Employee benefit plan audits.............................   18,000
   Tax return preparation and tax consulting services...........  346,882
   Security advisory services...................................  172,549
                                                                 --------
   Total All Other Fees......................................... $572,814

Comparative Stock Performance

   The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from August 18, 1998 through December 31, 2001 with the cumulative total return on (1) the Nasdaq Computer & Data Processing Index and (2) the Russell 2000 Index. The comparison assumes the investment of $100 on August 18, 1998 in the Company's Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. Prior to August 17, 1998, the Company's Common Stock was not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's Common Stock began trading on the Nasdaq National Market on August 18, 1998.





                                    [CHART]

                                      NASDAQ COMPUTER
                  ENTRUST, INC.     & DATA PROCESSING       RUSSELL 2000
   8/18/98          100                   100                   100

   9/98             92.58                 96.54                 88.67

   12/98            149.22                125.44                103.13

 D 3/99             210.94                151.29                97.53

 O 6/99             207.81                157.36                112.70

 L 9/99             140.23                163.87                105.58

 L 12/99            374.61                275.73                125.05

 A 3/00             531.74                272.31                133.91

 R 6/00             517.19                222.28                128.85

 S 9/00             172.66                205.60                130.27

   12/00            81.25                 126.96                121.27

   3/01             51.96                 92.63                 113.38

   6/01             44.31                 120.60                129.58

   9/01             17.81                 73.77                 102.64

   12/01            63.69                 102.26                124.29

          PROPOSAL 2--RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS

   The Board of Directors has selected Deloitte & Touche LLP as independent public accountants of the Company for the year ending December 31, 2002, subject to ratification by stockholders at the Meeting. Although stockholder approval of the Board of Directors' selection of Deloitte & Touche LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Board of Directors will reconsider the matter. A representative of Deloitte & Touche LLP, which served as the Company's independent public accountants for the year ended December 31, 2001, is expected to be present at the Meeting to respond to appropriate questions and to make a statement if he or she so desires.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   Any proposal that a stockholder intends to present at the 2003 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, no later than December 4, 2002 in order to be considered for inclusion in the Company's proxy statement and proxy card relating to that meeting.

   If a stockholder of the Company wishes to present a proposal before the 2003 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2003 Annual Meeting; provided that, in the event that less than 70 days' notice or prior public disclosure of the date of the 2003 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2003 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Except as set forth below, and based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, the Company believes that during 2001 the Reporting Persons complied with all
Section 16(a) filing requirements. Each of General Clark and Mr. Temerlin failed to timely file a Form 3 with the SEC in connection with his election to the Company's Board of Directors in January 2002.

                   HOUSEHOLDING OF ANNUAL MEETING MATERIALS

   Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you write or call the Company at the following address or phone number: One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, telephone (972) 713-5800. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address and phone number.

                                 OTHER MATTERS

   The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

   The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, the Company has engaged W.F. Doring & Co. to assist in the solicitation of proxies, and has agreed to pay W.F. Doring & Co. a fee of approximately $3,500, plus reasonable expenses.

   THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

                                          By Order of the Board of Directors,

                                          James D. Kendry, Secretary

March 29, 2002

                                                                     APPENDIX A
                                                                     ----------

--------------------------------------------------------------------------------
Proxy - Entrust, Inc.
--------------------------------------------------------------------------------

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) F. William Conner, David L. Thompson and James D. Kendry, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of ENTRUST, INC. (the "Company") to be held on Friday, May 3, 2002 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 (the "Meeting"), and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS IMPORTANT!

(continued and to be signed on reverse side.)

Use a black pen. Print in
      -----
CAPITAL letters inside the grey
areas as shown in this example.

   [A][B][C] [1][2][3] [X] [ ] Mark this box with an X if you have made changes to your name or address details above.

--------------------------------------------------------------------------------
Annual Meeting Proxy Card
--------------------------------------------------------------------------------

A. Election of Directors

1. The Board of Directors recommends a vote "FOR" the following three listed nominees as Class I Directors to serve for the ensuing three years:

                                                  For             Withhold

             01 -- Wesley K. Clark                [  ]               [  ]
             02 -- Butler C. Derrick, Jr.         [  ]               [  ]
             03 -- Liener Temerlin                [  ]               [  ]


B. Proposals

The Board of Directors recommends a vote "FOR" the following resolution:


2.  To ratify the appointment of Deloitte & Touche LLP
    as the Company's independent public accountants    [  ]    [  ]     [  ]
    for the current year.                              For    Against  Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSAL 2. A VOTE "FOR" ALL DIRECTOR NOMINEES AND A VOTE "FOR" PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

C. Authorized Signatures -- Sign Here -- This section must be completed for your instructions to be executed.


Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature 1                  Signature 2           Date (dd/mm/yyyy)
[                   ]   [                 ]    [ ] [ ]/ [ ] [ ]/ [ ] [ ] [ ] [ ]

                                       2